STATE OF COLORADO
                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                        ENTRUST FINANCIAL SERVICES, INC.

Entrust Financial Services, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Colorado (the "Corporation"), does hereby certify the following:

FIRST: The Stock Information Article of the Articles of Incorporation is hereby amended and restated to read as follows:

     STOCK INFORMATION:

         The total number of shares which the Corporation shall have the authority to issue is 101,000,000 shares, of which 101,000,000 shares shall be common stock, with a par value of $0.0000001 per share (the "Common Stock") and 1,000,000 shares shall be preferred stock, with a par value of $0.0000001 per share (the "Preferred Stock").

         Effective as of September 18, 2006 at 9:00 a.m. eastern time (the "Effective Date"), subsequent to the filing of this amendment with the office of the Secretary of State of the State of Colorado, each twenty-eight (28) shares of Common Stock then issued and outstanding shall be automatically reclassified into one share of Common Stock (the "Reverse Stock Split"). No fractional interests in shares shall be issued, nor shall any shareholder be entitled to any cash compensation for any fractional interests after such reclassification.

         From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a Share of Common Stock shall remain unchanged after the Reverse Stock Split at $0.0000001 per share.

         From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

SECOND: The Corporation's directors took action to authorize this amendment pursuant to authority granted by shareholders of the Corporation pursuant to the By-Laws of the Company and Colorado Business Corporation Act ss.7-110-103. The resolutions adopted by the Board of Directors which set forth the foregoing amendment, declared that this amendment is advisable and consistent with the authority granted by the Corporation's shareholders.

THIRD: In accordance with Section 7-110-103 of the Business Corporation Act of the State of Colorado, a majority of outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approved the foregoing amendment.

FOURTH: The foregoing amendment has been duly adopted in accordance with Section 7-110-101 of the Business Corporation Act of the State of Colorado.

IN WITNESS WHEREOF, Entrust Financial Services, Inc. has caused this Articles of Amendment to be signed and executed in its name and behalf by its duly authorized President in accordance with provisions of the Business Corporation Act of the State of Colorado.

DATED: September 8, 2006

                                             ENTRUST FINANCIAL SERVICES, INC.

                                             By: /s/ Arnold Kling
                                                 -------------------------------
                                                 Arnold Kling, President